Exhibit 99.1

INVESTORS CONTACT:		PRESS CONTACT:
Mike Zellner	Tyler Painter	Kathleen Shanahan
Wind River	Wind River	Wind River
Chief Financial Officer	Treasurer & Investor Relations	Public Relations
+1.510.749.2750	+1.510.749.2551	+1.510.749.2528
mike.zellner@windriver.com	tyler.painter@windriver.com	windriver@windriver.com

For Immediate Release

Wind River Announces Executive Management Changes

ALAMEDA, Calif., June 24, 2003— Wind River Systems, Inc. (Nasdaq: WIND), the worldwide market leader in embedded software and services, today announced that Tom St. Dennis, president and chief executive officer, has resigned effective immediately.  “Over the past three and one half years Tom has worked tirelessly to lead Wind River through a transformational time in our company’s history. I’d like to thank Tom for his significant contributions to Wind River and wish him well in his next endeavor,” stated Jerry Fiddler, chairman of the board.  Mr. St. Dennis has also resigned from the board of directors.

Naren Gupta, vice chairman of the board, will assume responsibilities as interim president and chief executive officer.  Dr. Gupta became a director and vice chairman of Wind River in February 2000 in connection with the merger of Wind River Systems, Inc. and Integrated Systems, Inc. (ISI). Dr. Gupta founded ISI in 1980 and served at various times as its president, chief executive officer and most recently as chairman of the board.

“Wind River has a long history of innovation and success serving the needs of the software industry.  During this interim period, we plan to move forward with intensity and aggressiveness and to set the stage to extend our leadership of the industry.  We will be counting on our talented and committed employee base to expand on our platform strategy and to work closely to address evolving customer needs,” said Dr. Gupta.

Jerry Fiddler will continue to be actively involved in operations as chairman of the board.  “The board of Wind River is squarely focused on leveraging the company’s strong market position, technology, and the momentum of the WIND RIVER PLATFORMS to return to sustainable and profitable growth,” said Mr. Fiddler.  “The company is financially strong and will continue to move forward as the leading provider of integrated embedded software and supporting services.”

Wind River also announced the appointment of Bob Wheaton as vice president, worldwide sales. Mr. Wheaton was vice president of sales for Wind River from 1991 through 1998, and is familiar with both the company and the industry.  “With more than 30 years of experience in technology sales, Bob has a proven track record of successfully leading sales teams and delivering results.  Bob has been charged with the assignment of focusing the sales force to continue delivering superior value to our customers and to return the company to consistent top-line growth,” concluded Mr. Fiddler.

Wind River has engaged SpencerStuart to commence an immediate search for a new CEO.

Additionally, the company made no changes to revenue guidance for the quarter ending July 31, 2003 that was provided entering the quarter.

Conference Call

Management will host a conference call at 1:30 p.m. Pacific Time on June 24, 2003 to discuss these changes. You may listen to the conference call by calling +1.800.399.5927 in the U.S. or +1.706.643.3427 internationally. You may also listen in live via a webcast at www.windriver.com.  A replay of the conference call will be available after 5:00 p.m. Pacific on June 24, 2003 until 8:59 p.m. Pacific on June 30, 2003. You may listen to the replay of the conference call by calling +1.800.642.1687 in the U.S. and +1.706.645.9291 internationally and enter the conference i.d. 1460891.

About Wind River

Wind River is the worldwide leader in embedded software and services. The company provides market-specific embedded platforms that integrate real-time operating systems, development tools and technologies. Wind River’s products and professional services are used in multiple markets including aerospace and defense, automotive, digital consumer, industrial, and network infrastructure. Wind River provides high-integrity technology and expertise that enables its customers to create superior products more efficiently. Companies from around the world turn to Wind River to create the most reliable products and to accelerate their time-to-market.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com or call Wind River at
1-800-872-4977.

Wind River Systems and the Wind River Systems logo are trademarks of Wind River Systems, Inc. WIND RIVER is a registered trademark of Wind River Systems, Inc. All other names mentioned are trademarks, registered trademarks or service marks of their respective companies.